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                                                        Exhibit 99.B(d)(2)(C)(i)

[ING FUNDS LOGO]

September 8, 2004

Massachusetts Financial Services Company
Attention: Legal
500 Boylston Street
Boston, MA 02116

To Whom It May Concern:

On Thursday, September 2, 2004, the Board of Trustees of ING Investors Trust voted to replace Massachusetts Financial Services Company as Portfolio Manager to ING MFS Research Portfolio. This change will be effective upon the close of business on Friday, November 5, 2004. At that time, OppenheimerFunds, Inc. will assume portfolio management duties as of the opening of business on Monday morning, November 8, 2004.

In the interim, we will be contacting you to facilitate a smooth transition. Further, the Board of Trustees has mandated that the incoming and outgoing portfolio managers work together to facilitate an orderly transition that will minimize transaction costs and market impact to shareholders. I know we can count on your cooperation in this regard.

Finally, on a personal note, I want to thank you and your team for all your support throughout this process. We continue to value our relationship with your firm.


Very truly yours,


/s/ James M. Hennessy
---------------------

James M. Hennessy
President and Chief Executive Officer
ING Investors Trust


7337 E. Doubletree Ranch Rd.     Tel: 480-477-3000           ING Investors Trust
Scottsdale, AZ 85258-2034        Fax: 480-477-2744
                                 www.ingfunds.com